UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 24, 2013

ATWOOD OCEANICS, INC.

(Exact name of registrant as specified in its charter)

Texas	1-13167	74-1611874
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15835 Park Ten Place Drive
Houston, Texas	77084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 749-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 24, 2013, Atwood Oceanics Inc., as guarantor (the “Company”), and Atwood Offshore Worldwide Limited, as borrower (the “Borrower”), entered into the Fourth Amendment (the “Fourth Amendment”) to the Credit Agreement, dated as of May 6, 2011, among the Company, as guarantor, the Borrower, the lenders named therein and Nordea Bank Finland plc, New York Branch (“Nordea”), as administrative agent for the lenders (as amended to date, the “Credit Agreement”). The Fourth Amendment, among other things, eliminates any scheduled commitment reductions in respect of the initial $750.0 million commitments under the Credit Agreement.

In addition, on July 25, 2013, the Borrower entered into an Incremental Commitment Agreement (the “Incremental Commitment Agreement”) with Nordea, as administrative agent, and certain lenders party thereto, which further modifies the Credit Agreement. Before the effective date of the Incremental Commitment Agreement, the Credit Agreement provided for a maximum of $750.0 million in revolving credit borrowings, which amount could be increased under certain circumstances to an aggregate maximum amount of $1.3 billion. The Incremental Commitment Agreement provides for an additional tranche of commitments and increases the amount of the Credit Agreement by $350.0 million to an aggregate of $1.1 billion. The maturity date of all borrowings under the Credit Agreement remains May 6, 2016.

Borrowings under the incremental tranche of commitments bear interest at the Eurodollar rate plus a margin ranging from 2.00% to 2.25%, based on the corporate credit ratings of the Company. The incremental tranche of commitments has a commitment fee of 0.5% per annum on the unused portion of the underlying commitment.

In connection with the Incremental Commitment Agreement, the Company mortgaged as additional collateral under the Credit Agreement the drilling rig Atwood Condor, as well as pledged the equity interests in the subsidiaries of the Company that own, directly or indirectly, the Atwood Condor.

No other terms of the Credit Agreement were amended by the Incremental Commitment Agreement, and all other terms and conditions of the Credit Agreement, including the financial and other restrictive covenants set forth therein, are applicable to the incremental tranche of commitments.

This description of the Fourth Amendment and the Incremental Commitment Agreement is a summary only and is qualified in its entirety by the full and complete terms of the Fourth Amendment and the Incremental Commitment Agreement, copies of which are attached as exhibits hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Fourth Amendment to Credit Agreement dated July 24, 2013 among Atwood Oceanics, Inc., Atwood Offshore Worldwide Limited, the lenders party thereto and Nordea Bank Finland Plc, New York Branch, as administrative agent.

10.2	Incremental Commitment Agreement dated July 25, 2013 among Atwood Offshore Worldwide Limited, the lenders party thereto and Nordea Bank Finland Plc, New York Branch, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC.

By:	/s/ Mark L. Mey
Mark L. Mey
Senior Vice President

Date: July 25, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amendment to Credit Agreement dated July 24, 2013 among Atwood Oceanics, Inc., Atwood Offshore Worldwide Limited, the lenders party thereto and Nordea Bank Finland Plc, New York Branch, as administrative agent.

10.2	Incremental Commitment Agreement dated July 25, 2013 among Atwood Offshore Worldwide Limited, the lenders party thereto and Nordea Bank Finland Plc, New York Branch, as administrative agent.

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